Funds for development of renewable energies and economies of energy

Loan Agreement

N° 07/01

between

SES Société d’Energie Solaire SA (hereinafter the “beneficiary” or “SES SA”), domiciled at 129 route de Saint-Julien 1228 Plan-les-Ouates, borrower

and

Etat de Genève, Department of Territory (DT), Cantonal Energy Service (ScanE), lender

1) Preamble

On August 21, 2007, SES Société d’Energie Solaire SA filed a request with DT, ScanE, for a loan of CHF 4,500,000, in accordance with the Act Establishing Two Funds for the Development of Renewable Energies and Economies of Energy (L 2 40), for the purpose of constructing a photovoltaic installation of 570 kW on the roof of their new manufacturing facility in ZIPLO (parcel n° 16384, page n° 37 of the real estate registry). By decision dated September 17, 2007 (file n° 589), the DT, ScanE, granted a loan of CHF 4,500,000 for a period of 6 months, at the interest rate of 5% per annum. This decision was contingent upon the signing by the parties of this Loan Agreement. The latter determines the modalities of the transfer, of the repayment, and the guarantee of the aforementioned loan.

2) Transfer of the loan to the borrower

Not a single transfer shall take place unless the guarantees set forth in Section 6 hereinafter are presented by the borrower and two copies of this agreement are signed.

The interests start from the payment of the loan by Etat de Genève, DT, ScanE.

Any delay in interest payments and/or repayments of the principal exceeding one month shall cause the immediate acceleration of the loan and a 6% late interest rate shall be charged.

The borrower undertake to notify the DT, ScanE, in writing, two months in advance before the foreseeable end of the construction works the completion fate of the construction works, so that [DT, ScanE] has the possibility to establish or to have established by an expert that the installation is in conformity with the approved project.

In the case that [the installation is not in conformity with the approved project], the borrower shall repair such inconformity within 90 days at its own expenses. Beyond this deadline, the borrower shall have an obligation to immediately repay the totality of the loan and the interests past due.

3) Duration of the loan

The loan is granted for a maximum period of 6 months starting from the date where the loan was paid by DT, ScanE.

4) Interests

[The loan shall bear interest of 5% per annum payable by the borrower.]

5) Repayment fo the loan and the interests payments

The beneficiary shall repay the loan and the interests due in a single installment.

6) Guarantees

The borrower offers the following guarantees:

•	Pledge by the signing shareholder in favor of DT acting on behalf of Etat de Genève of 2,688 photovoltaic modules - STM 210 Sunpower ordered for the realization of the solar plant;

•
Pledge by the signing shareholder in favor of DT acting on behalf of Etat de Genève of 10,000,000 shares of the company SES Solar Inc. These shares are already in the hands of Etat de Genève, Department of Finance, as they had already been transferred to DT acting on behalf of Etat de Genève in connection with the CHF 1,000,000 loan facility that was granted to SES SA (file n° 03/07).

Within the scope of these pledges, the parties expressly agree that the borrower shall have the possibility to require the sale of the pledge in accordance with Art. 130(1) of the Federal Act on Bankruptcy and Debt Enforcement.

On the other hand, an agreement on the right of first purchase was entered between SES and SIG on January 15, 2006, in connection with the purchase of the solar roof for a lump sum of CHF 4,900,000 (CHF 5,178,599 adaptable to the price of silicon), VAT and electricity installation not included.

7) Use of the loan in conformity with the energy indicators

The borrower shall use the loan to realize the installation corresponding to the project enclosed to its demand number 589 which was approved by DT, ScanE by its decision dated September 17, 2007 and excluding any other use.

8) Completion of the works

The borrower shall be free of its obligations based upon the present agreement only when the conformity of the installation shall have been certified and all the sums repaid.

9) Project changes

Any change in the initial project as such was approved by DT needs be notified in writing to DT, ScanE, so that a new examination of the file can be effectuated.

Any change that was not approved in writing by DT, ScanE, shall constitute a breach of contract.

10) Entry and information right

The present agreement authorize DT, ScanE to effectuate, at its own expenses, the scrutiny visits throughout the duration of the construction works. If the installation is declared not conform to the initial project, the cost of the scrutiny visits shall be assumed by the borrower.

11) Venue and governing law

For any dispute arising out of the present agreement, the venue shall be in Geneva. Swiss law applies.

12) Transfer/Assignment

The present agreement cannot be fully or partially assigned by any of the parties to it to any third party (Art. 164(1) Code of Obligations).

13) Notifications of the correspondence

Any correspondence in relation to this agreement shall be sent to the address hereinafter and shall mention the name of the borrower, the signing date and the file number (indicated at the beginning of the contract)

Service Cantonal de l’Energie
Rue du Puits-Sait-Pierre 4
Case poslate 3918
1211 Geneva 3

Agreement signed in two original copies, one for the borrower and another for Etat de Genève, DT, ScanE

For the borrower:	For Etat de Genève, DT:

Mrs Sandrine Crisafulli, administrative director	Mr. Olivier Ouzilou, director of the Cantonal Sevice for Energy

[signature]	[signature]

Geneva, September 18, 2007	Geneva, September 18, 2007